Exhibit 99.1

PRESS RELEASE

FORTUNE BRANDS ANNOUNCES $750 MILLION SHARE REPURCHASE AUTHORIZATION

DEERFIELD, IL. – March 2, 2022 – Fortune Brands Home & Security, Inc. (NYSE: FBHS), an industry-leading home and security products company, today announced that its Board of Directors authorized the repurchase of up to $750 million of shares of the Company’s outstanding common stock over the next two years on the open market or in privately negotiated transactions in accordance with applicable securities laws.

The $750 million share repurchase authorization announced today is in addition to the $134.6 million remaining from an existing authorization which expires on July 23, 2023.

The new purchases, if made, will occur from time to time depending on market conditions. The newly announced share repurchase authorization does not obligate the Company to repurchase any dollar amount or number of shares of common stock. This authorization is in effect until March 1, 2024, and may be suspended or discontinued at any time.

About Fortune Brands

Fortune Brands Home & Security, Inc. (NYSE: FBHS), headquartered in Deerfield, IL., is a Fortune 500 company, part of the S&P 500 Index and a leader in the home products industry. With trusted brands and market leadership positions in each of its three operating segments, Plumbing, Outdoors & Security, and Cabinets, Fortune Brands’ 28,000 associates work with a purpose to fulfill the dreams of home.

The Company’s growing portfolio of complementary businesses and innovative brands include Moen and the House of Rohl within the Global Plumbing Group; outdoor living and security products from Therma-Tru, LARSON, Fiberon, Master Lock and SentrySafe; and MasterBrand Cabinets’ wide-ranging offerings from Mantra, Diamond, Omega and many more. Visit www.FBHS.com to learn more about FBHS, its brands and how the Company is accelerating its environmental, social and governance (ESG) commitments.

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INVESTOR CONTACT:

Matthew Skelly

847-484-4573

Investor.Questions@fbhs.com

MEDIA CONTACT:

Darwin Minnis

847-315-0960

Media.Relations@fbhs.com

www.FBHS.com